Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Creative Realities, Inc. on Form S-3 to be filed on or about February 4, 2022 of our report dated March 12, 2020, on our audit of the consolidated financial statements of Creative Realities, Inc. and subsidiaries as of December 31, 2019 and for the year then ended. Our report includes an explanatory paragraph that refers to a change in the method of accounting for leases. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

February 4, 2022